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                                                                   Exhibit (10)

           Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated
April 10, 2015, relating to the financial statements of Pruco Life of New Jersey Flexible Premium Variable Annuity Account, which are also incorporated by reference into the Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated March 12, 2015, relating to the consolidated financial statements of Pruco Life Insurance Company of New Jersey and its subsidiaries, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
August 19, 2015